      As filed with the Securities and Exchange Commission on June 8, 2001

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                       SOUTHERN STATES POWER COMPANY, INC.
             (Exact Name of Registrant as Specified in its Charter)

               Delaware                                    33-0312389
     (State or other jurisdiction of                      (IRS Employer
      incorporation or organization)                  Identification Number)

       3400 Inland Empire Boulevard, Suite 101, Ontario, California 91764
       (Address of Registrant's principal executive offices and zip code)

       Registrant's telephone number, including area code: (909) 476-3575

                           Agreement with Thomas Meeks
                         Agreement with William Trawick
                     Corporate Resolution for Anthony Miller
                           Agreement with Eileen Booth
                            (Full title of the plans)

                         Delaware Business Incorporators
           3422 Old Capitol Trail, Suite 700,Wilmington, DE 19808-6192
                                 (800) 423-2993
            (Name, address and telephone number of Agent for service)

                                    Copy to:
                             Richard P. Greene, P.A.
                     2455 East Sunrise Boulevard, Suite 905
                            Fort Lauderdale, FL 33304

                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------

Title of                            Proposed          Proposed          Amount
Securities          Amount          Maximum            Maximum            of
to be                to be       Offering Price       Aggregate      Registration
Registered        Registered        per Share       Offering Price        Fee
--------------------------------------------------------------------------------

Common Stock, $0.001 par value:

Thomas Meeks      160,000(1)        $0.30(3)       $  48,000           $12.67
Bill Trawick      500,000(1)        $0.30            150,000            39.60
Eileen Booth       20,000(1)        $0.30              6,000             1.58
Anthony Miller    250,000(2)        $0.01              2,500             0.66

TOTAL                                                               $54.51(4)
--------------------------------------------------------------------------------

(1)   Represents number of shares issuable pursuant to agreement(s) for services rendered or to be rendered.
(2)   Represents number of shares underlying the options issuable under certain conditions.
(3)   The price hereof (rounded to the nearest cent) may change prior to the effective date of the Registration Statement; therefore, such prices are estimated solely for the purposes of computing the registration fee pursuant to Rule 457(a).
(4)   Represents the registration filing fee.

                                     PART I

Item 1.    Plan Information.

           Not applicable.

Item 2.    Registrant Information and Employee Plan Annual Information.

           Not applicable.

                                     PART II

Item 3.    Incorporation of Documents by Reference.

           The Registrant incorporates the following documents by reference in this Registration Statement:

1.   The Registrant's Annual Report on Form 10-KSB for the fiscal year ended
     April 30, 2000, which was filed with the Securities and Exchange Commission on August 7, 2000;

2.   The Registrant's Quarterly Report on Form 10-QSB for the quarters ended
     July 31, 2000, October 31, 2000 and January 31, 2001, which were filed with the Securities and Exchange Commission on October 13, 2000, December 15,
     2000 and March 19, 2001, respectively;

3.   The Registrant's Articles of Incorporation and Amendments thereto, and the
     Registrant's Bylaws;

4.   All other documents filed by Registrant after the date of this Registration
     Statement under Section 13(a), 13(c), 14 and 15(d) of the Securities
     Exchange Act of 1934, prior to the filing of a post-effective amendment to this Registration Statement that registers securities covered hereunder that remain unsold.

Item 4.    Description of Securities.

           The Registrant's common stock are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended. The
Registrant's authorized capitalization is 50,000,000 shares of common stock,
$.001 par value, of which approximately 42,028,867 shares of common stock are issued and outstanding.

           Holders of the Company's common stock are entitled to one vote per share on each matter submitted to vote at any meeting of shareholders.  Shares of common stock do not carry cumulative voting rights and therefore, holders of a majority of the outstanding shares of common stock will be able to elect the entire board of directors and, if they do so, minority shareholders would not be able to elect any members to the board of directors.  The Company's board of directors has authority, without action by the Company's shareholders, to issue all or any portion of the authorized but unissued shares of common stock, which would reduce the percentage ownership of the Company of its shareholders and which would dilute the book value of the common stock.

           Shareholders of the Company have no preemptive rights to acquire additional shares of common stock.  The common stock is not subject to redemption and carries no subscription or conversion rights.  In the event of liquidation of the Company, the shares of common stock are entitled to share equally in corporate assets after the satisfaction of all liabilities.  Holders of common stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends.  During the last two fiscal years the Company has not paid cash dividends on its common stock and does not anticipate that it will pay cash dividends in the foreseeable future.

Item 5.    Interests of Named Experts and Counsel.

           Not applicable.

Item 6.    Indemnification of Officers and Directors.

           The Registrant is a Delaware corporation.  The General Corporation
Law of Delaware provides authority for broad indemnification of directors, officers, employees and agents.  The Registrant's Articles of Incorporation, as
Amended, incorporate the indemnification provisions of the General Corporation
Law of Delaware to the fullest extent provided.

           The Registrant has entered into indemnification agreements with its
Directors indemnifying them against liability and reasonable costs and expenses incurred in litigation arising by reason of the fact that he or she is or was a director, officer, stockholder, employee, or agent of the Registrant, provided that the director acted in good faith and in a manner reasonably intended to be in or not opposed to the best interests of the Registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Item 7.    Exemption from Registration Claimed.

           Not Applicable.

Item 8.    Exhibits

Exhibit           Description

5                 Opinion of Richard P. Greene, P.A.

10.1              Agreement with Thomas Meeks, dated April 2001
10.2              Agreement with Bill Trawick, dated April 2001
10.3              Agreement with Eileen Booth, dated May 30, 2001
10.4              Corporate Resolution for Anthony Miller, dated April 16, 2001

23.1              Consent of Richard P. Greene, P.A.
23.2              Consent of Stonefield Josephson, Inc., Certified Public
                  Accountants

Item 9.    Undertakings.

           A.     The undersigned Registrant hereby undertakes:

                  (1)   To file, during any period in which offers or sales are
                        being made, a Post Effective Amendment to this
                        registration statement to include any material
                        information with respect to the plan of distribution not
                        previously disclosed in the registration statement or
                        any material change to such information in the
                        Registration Statement.

                  (2)   That, for the purpose of determining any liability under
                        the Securities Act of 1933, each such Post Effective
                        Amendment shall be deemed to be a new registration
                        statement relating to the securities offered therein,
                        and the offering of such securities offered at that time
                        shall be deemed to be the initial bona fide offering
                        thereof.

                  (3)   To remove from registration by means of a Post Effective
                        Amendment any of the securities being registered which
                        remain unsold at the termination of the offering.

           B.     The undersigned Registrant hereby undertakes that, for
purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the
Securities Exchange Act of 1934) that is incorporated by reference in the
Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           C.     Insofar as indemnification for liabilities arising under the
Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and
Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the
Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by final adjudication of such issue.

                                   SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, the
Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration
Statement to be signed on its behalf by the  undersigned, thereunto duly authorized on this 29th day of May, 2001.

                                        SOUTHERN STATES POWER COMPANY, INC.
                                        (Registrant)

                                        By:  /s/ Lawrence Taggart
                                        ------------------------------------
                                                 Lawrence Taggart, President and
                                                 Chief Executive Officer

           Pursuant to the requirements of the Securities Act of 1933, this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                                        By:  /s/ Lawrence Taggart
                                        -------------------------------------
                                                 Lawrence Taggart, President and
                                                 Chief Executive Officer
                                                 (Principal Executive Officer)

                                        By:  /s/ Harrison McCoy
                                        -------------------------------------
                                                 Harrison McCoy, Chief Financial Officer
                                                 (Principal Financial Officer)

                                        By:  /s/ William Sheaffer
                                        -------------------------------------
                                                 William Sheaffer, Vice President

                                  EXHIBIT INDEX

Exhibit           Description                                                    Page
---------------------------------------------------------------------------------------

5                 Opinion of Richard P. Greene, P.A.

10.1              Agreement with Thomas Meeks, dated April 2001
10.2              Agreement with Bill Trawick, dated April 2001
10.3              Agreement with Eileen Booth, dated May 30, 2001
10.4              Corporate Resolution for Anthony Miller, dated April 16, 2001

23.1              Consent of Richard P. Greene, P.A.
23.2              Consent of Stonefield Josephson, Inc., Certified Public Accountants